EXHIBIT 10.32

EXECUTION COPY

ASSET PURCHASE AGREEMENT

This Agreement, dated as of February 28, 2007, is between C. M. JACKSON ASSOCIATES, INC., a New Jersey corporation (“Seller”), and SOUTHERN GRAPHIC SYSTEMS, INC., a Kentucky corporation (“Buyer”).

RECITALS

Seller wishes to sell and transfer to Buyer substantially all of its assets and the business conducted by Seller (the “Business”), and Buyer wishes to acquire such assets and the Business, in accordance with the terms and conditions of this Agreement (the “Transaction”).

The parties therefore agree as follows:

ARTICLE I

PURCHASE AND SALE OF ASSETS

1.1 Agreement to Purchase and Sell. On the terms and conditions contained in this Agreement, Buyer shall purchase from Seller, and Seller shall sell to Buyer, all of Seller’s right, title and interest in the assets, properties and rights used or held for use in the Business as of the Closing Date (as herein defined) and enumerated in Section 1.2 hereof, wherever located. All of the assets, properties and rights being purchased and sold are collectively referred to as the “Purchased Assets”. Seller shall transfer and sell all of the Purchased Assets to Buyer free and clear of any liens, debts, mortgages, pledges, charges, title claims, encumbrances or security interests (“Liens”), other than Permitted Liens (as herein defined).

1.2 Enumeration of the Purchased Assets. Subject to Section 1.3, the Purchased Assets shall consist of the following:

(a) all fixed assets, furniture, fixtures, equipment, machinery (and related supplies and spare parts), computer hardware, automobiles and trucks and all other tangible personal property, including (without limitation) the items listed on Schedule 1.2(a) (the “Equipment”);

(b) all raw materials, work in process and finished goods inventories (the “Inventory”), subject to Sections 3.1(b) and 10.7;

(c) any claims and rights (and benefits arising therefrom) against suppliers under warranties covering any of the Inventory or Equipment;

(d) Seller’s rights under all customer contracts and customer orders (collectively, the “Customer Contracts”);

(e) [INTENTIONALLY OMITTED];

(f) all customer lists, files, process materials (including, without limitation, work orders, prepress proofs (e.g., color keys, cromalins, etc.) and engraving files) and other business records of the Business;

(g) all of Seller’s rights as licensee under licenses of software used in the Business (the “Software Licenses”);

(h) all of Seller’s patents and patent applications (including all rights with respect to a Project Management System for Packaging Industry for which an application for United States Letters Patent was filed 08-07-2006, application serial number 60/836,080 and for which an application for United States Letters Patent is as yet unfilled, entitled Projects Management System); trademarks, service marks, and registrations thereof and applications therefor; copyrights and registrations thereof and applications therefor ; computer software owned by Seller; technology; know-how; the name “C. M. Jackson Associates Inc.” (and any variation thereof used by Seller); websites (including www.cmjackson.com); domain names; rights to image library; and other intellectual property rights (including the right to sue for past infringement);

(i) the leasehold interest of Seller as lessee of the facility located at 133 Williams Drive, Ramsey, NJ (the “Ramsey Facility”) in which the Business currently is operating (the lease of the Ramsey Facility being referred to herein as the “Ramsey Lease”);

(j) [INTENTIONALLY OMITTED]

(k) all of Seller’s rights under the contracts listed on Schedule 1.2(k) (the “Other Contracts”);

(l) prepaid expenses and deposits and all other “current assets” reflected on Seller’s balance sheet (it being acknowledged, for avoidance of doubt, that Buyer will acquire current assets only in the amount that exists at Closing);

(m) to the extent legally assignable or transferable from Seller to Buyer, all of Seller’s rights under all Permits (as herein defined) and Environmental Permits (as herein defined) required for the operation of the Business; and

(n) all other assets used or held for use in the Business except for those enumerated in Section 1.3.

1.3 Excluded Assets. The Purchased Assets shall not include (i) cash or checking or savings accounts; (ii) accounts receivable; (iii) marketable securities; (iv) rights under contracts other than the Assumed Contracts; (v) assets held in or for any pension, health care or other employee benefit plan for employees of Seller; (vi) the corporate charter, and minute and stock record books of Seller; (vii) books and records that Seller is required by law to retain, so long as Seller delivers one copy thereof to Buyer, and books and records pertaining exclusively to Excluded Assets (as herein defined) and Excluded Liabilities (as herein defined); (viii) loans receivable from shareholders, directors, officers and their affiliates; or (ix) off-balance sheet Materials Inventory (as defined below). The assets referred to in the preceding clauses (i) through (ix) are referred to herein as the “Excluded Assets”.

ARTICLE II

ASSUMPTION OF LIABILITIES

2.1 Assumed Liabilities. Buyer shall assume the following liabilities and obligations of Seller at Closing (the “Assumed Liabilities”):

(a) Seller’s liabilities and obligations (but only to the extent that such liabilities and obligations relate to performance after Closing and only to the extent that such post-Closing performance does not relate to any pre-Closing breach or default by Seller) under (i) the Customer Contracts, the Ramsey Lease, and the Other Contracts (collectively, the “Assumed Contracts”); (ii) the Software Licenses; and (iii) Permits (as herein defined) and/or Environmental Permits (as herein defined) that are transferred to Buyer; and

(b) “accrued vacation” as shown as a current liability on Seller’s balance sheet.

2.2 Excluded Liabilities. Except as set forth in Section 2.1, and without implication that Buyer is assuming any liability not expressly excluded by this Section 2.2, Buyer is not assuming or undertaking to assume and shall have no responsibility for any liabilities or obligations of Seller, actual or contingent, past, present or future (the “Excluded Liabilities”), including, without limitation, (i) any “current liabilities” reflected on Seller’s balance sheet; (ii) any liabilities for long-term debt or other “long term liabilities” reflected on Seller’s balance sheet; (iii) any liabilities for taxes; (iv) any liabilities for deferred compensation; (v) any liabilities with respect to compensation, commissions, bonuses, profit sharing, or other compensation plans or programs; (vi) any retirement liabilities of Seller or liabilities of Seller under pension, savings, health care or other employee benefit plans or programs for Business employees; (vii) any severance liabilities; (viii) bank overdrafts; (ix) any liabilities incurred by Seller for legal, accounting, audit, investment banking, management consulting, brokerage, finder’s or other fees and expenses in connection with the sale of the Purchased Assets or related negotiations; (x) any liabilities (including Superfund liabilities) for environmental contamination at or adjoining real estate owned, leased or operated by Seller, for regulatory noncompliance existing at the Closing Date (as defined below) or for off-site handling (including without limitation disposal) of wastes or, with respect to laws or regulations relating to protection of human health (including occupational safety) and the environment, for any noncompliance existing at or prior to the Closing Date; (xi) any liabilities with respect to products of the Business manufactured, or services of the Business provided, before Closing; (xii) any liabilities for customer rebates incurred before Closing; (xiii) any liabilities of Seller under any leases, licenses, agreements or contracts, oral or written, other than the Assumed Contracts and the Software Licenses; (xiv) any liabilities arising out of or in connection with any violation of any Permit, Environmental Permit, law or governmental rule or regulation; (xv) any liabilities with respect to litigation or claims pending or threatened against Seller as of the Closing Date; (xvi) any liabilities under any Federal or state civil rights or similar laws, or the Worker Adjustment and Retraining Notification Act, as amended (the “WARN Act”), resulting from the termination of employment by Seller of employees of the Business or any other employment action taken by Seller with respect to employees of the Business; or (xvii) any other liabilities of Seller, or any other liabilities associated with the ownership or operation of the Purchased Assets or the Business before the Closing, except the Assumed Liabilities.

ARTICLE III

CONSIDERATION; CLOSING

3.1 Purchase Price.

(a) The aggregate purchase price for the Assets will be $16,650,000 (the “Cash Purchase Price”). SGS will pay the Cash Purchase Price in three cash installments, as follows:

(i) $11,650,000 at Closing. Also at Closing, Buyer shall reimburse Seller for the amount of Seller’s security deposit held by the landlord with respect to the Ramsey Lease.

(ii) $2,500,000 on the first anniversary of the Closing Date.

(iii) $2,500,000 on the second anniversary of the Closing Date; provided, that $500,000 of this installment (the “EBITDA Holdback”) will only be payable if the Business has achieved a threshold EBITDA Margin of 21% for the second year of operations following Closing. (It being agreed that “EBITDA Margin” will be calculated and determined in accordance Sections 3.3 and 3.4).

The preceding notwithstanding, the payments contemplated by subsections 3.1(a)(ii) and (iii) are subject to forfeiture in the following circumstances: if Mr. Jackson and/or Mr. Nussbaum voluntarily terminates his employment before the scheduled expiration of his Leased Employment Agreement (defined below), Seller will forfeit 50% (if there is one terminating employee) or 100% (if there are two terminating employees) of any remaining portion of the payments contemplated by subsections 3.1(a)(ii) and (iii). In addition, if Robert Jackson voluntarily terminates his employment before the scheduled expiration of his employment agreement with Buyer and, at the time of Robert Jackson’s voluntary termination Michael Jackson Sr. has not voluntarily terminated his own employment in a manner that would cause a forfeiture, Seller will forfeit 50% of any remaining portion of the payments contemplated by subsections 3.1(a)(ii) and (iii). For avoidance of doubt, there will be no forfeiture in the event of a termination of employment by reason of death or disability.

In the event that Buyer sells the Business to a non-Affiliated third party (by way of a sale of all or substantially all the assets of the Business or a sale of all or substantially all the assets of Buyer) before the second anniversary of the Closing Date, any amounts payable by Buyer under subsection 3.1(a)(ii) and/or (iii) will become payable upon the date of such sale, subject to any set-off exercised by Buyer under Section 10.2(f) before such date and/or any forfeiture occurring before such date under Section 3.1(a). In the event that such a sale occurs after the first anniversary of the Closing Date but before the second anniversary of the Closing Date, whether the EBITDA Holdback is payable upon such sale will be determined on the basis of 2008 EBITDA Margin through the month-end preceding such sale, annualized for all of 2008.

(b) Buyer acknowledges that Seller owns certain packaging and shipping materials inventory that is not shown on Seller’s balance sheet (the “Materials Inventory”), which Buyer will not acquire at Closing and which will constitute an Excluded Asset. At Closing, Seller will identify the Materials Inventory on hand as of the Closing Date. Buyer will pay to Seller proceeds of sales of the Materials Inventory subject to and in accordance with Section 10.7.

(c) Subject to Section 10.2(f), Buyer shall pay each installment of the Cash Purchase Price by wire transfer of immediately available federal funds to Seller’s account as follows (or to such other account as Seller shall designate by written notice delivered to Buyer):

The Bank of New York

ABA Routing No.: 021000018

Account Name: R.L. Ecker, P.C.

Account No.: 6776702402

In escrow for C.M. Jackson Associates, Inc.

(d) The Cash Purchase Price shall constitute the “Consideration”. The Consideration shall be allocated among the Purchased Assets in the manner proposed by Buyer within 60 days after Closing and approved as promptly as practicable thereafter by Seller, Seller’s approval not to be unreasonably withheld.

3.2 The Closing. The closing (the “Closing”) of the sale and purchase of the Purchased Assets shall take place on February 28, 2007, unless otherwise agreed by the parties; provided, however, that subject to Section 13.1, the date of the Closing shall be automatically extended from time to time for so long as any of the conditions set forth in Articles VII and VIII shall not be satisfied or waived. The date on which the Closing occurs shall be the “Closing Date”. The Closing shall be deemed to be effective as of 11:59 p.m. (local time) on the Closing Date.

3.3 EBITDA Statement.

The amount of the EBITDA Margin will be determined from a calculation for the 12 months ending on the second anniversary of the Closing Date in the form set forth in Exhibit 3.3 (the “EBITDA Statement”), prepared by Buyer consistent with Buyer’s practices and accounting policies. The EBITDA Statement shall be subject to review and confirmation by Seller. The parties shall cooperate in the determination of the EBITDA Statement. Buyer shall cause the EBITDA Statement to be delivered to Seller not later than 90 days after the second anniversary of the Closing Date. Seller may confirm that it agrees with the EBITDA Statement at any time following receipt from Buyer.

3.4 Disputes Regarding the EBITDA Statement. Disputes with respect to the EBITDA Statement shall be resolved as follows:

(a) Seller shall have 30 days after receipt of the EBITDA Statement from Seller (the “Dispute Period”) to dispute any amounts reflected on the EBITDA Statement (a “Dispute”). If Seller does not give written notice of a Dispute within the Dispute Period to Buyer (a “Dispute Notice”), the EBITDA Statement shall be deemed to have been accepted and agreed to by Seller in the form in which it was delivered by Buyer, and shall be final and binding upon the parties. If Seller has a Dispute, Seller shall give Buyer a Dispute Notice within the Dispute Period, setting forth in reasonable detail the elements and amounts with which it disagrees. Within 30 days after delivery of such Dispute Notice (the “Negotiating Period”), the parties shall attempt to resolve such Dispute and agree in writing upon the final content of the EBITDA Statement.

(b) If Buyer and Seller are unable to resolve any Dispute within the Negotiating Period, the parties shall engage within five days following the end of the Negotiating Period a nationally recognized certified public accounting firm mutually acceptable to Buyer and Seller, who is not rendering (and during the preceding two-year period has not rendered) audit services in North America to either Seller or Buyer, or their respective Affiliates, to serve as arbitrator (the “Arbitrating Accountant”) to settle such Dispute. In connection with the resolution of any Dispute, the Arbitrating Accountant shall have access to all documents, records, work papers, facilities and personnel necessary to perform its function as arbitrator. The arbitration before the Arbitrating Accountant shall be conducted in accordance with the commercial arbitration rules of the American Arbitration Association. The Arbitrating Accountant’s award with respect to any Dispute shall be final and binding upon the parties hereto, and judgment may be entered on the award. Seller and Buyer shall each pay one-half of the fees and expenses of the Arbitrating Accountant with respect to any Dispute.

(c) Within 5 business days after the EBITDA Statement has been finalized under Section 3.3 or 3.4, Buyer shall pay the EBITDA Holdback to Seller by wire transfer if EBITDA Margin equals or exceeds 21%.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer as follows:

4.1 Organization, Standing, Qualification, etc. of Seller. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey. Seller is qualified to do business, and is in good standing as a foreign corporation, in each jurisdiction where the ownership or operation of the Purchased Assets or the conduct of the Business requires such qualification, except where the failure to be so qualified or in good standing, as the case may be, would not, individually or in the aggregate, reasonably be expected to impair Seller’s ability to effect the Closing.

4.2 Authority, Binding Effect. Seller has the corporate power and authority to enter into this Agreement and all other agreements to which Seller is a party delivered hereunder (“Seller’s Ancillary Documents”) and to carry out the transactions contemplated hereby and thereby. The sale of the Purchased Assets by Seller to Buyer has been approved by Seller’s shareholders. The execution and delivery of this Agreement and Seller’s Ancillary Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Seller. This Agreement has been, and Seller’s Ancillary Documents will be, executed and delivered by a duly authorized representative of Seller. This Agreement constitutes, and Seller’s Ancillary Documents when executed and delivered will constitute, the valid, legal and binding obligation of Seller enforceable in accordance with the terms hereof and thereof, respectively (except to the extent that enforcement is limited by (i) laws pertaining to bankruptcy, reorganization, insolvency and creditors’ rights generally or (ii) general principles of equity, whether considered in a proceeding in equity or at law).

4.3 Non-contravention; Consents.

(a) The execution and delivery of this Agreement and Seller’s Ancillary Documents and the consummation of the transactions contemplated hereby and thereby will not (i) violate, conflict with or result in any breach of any provision of the charter documents or by-laws of Seller, (ii) violate, conflict with or result in any breach of any statute, rule or governmental regulation applicable to Seller, (iii) violate, conflict with or result in any breach of any order, writ, injunction, judgment or decree or arbitration award binding on Seller or the Purchased Assets, or (iv) violate, conflict with or result in any breach of, or constitute a default or event of default or result in the creation or imposition of any Lien on any of the Purchased Assets under, any agreement, indenture, mortgage, deed of trust, loan or credit agreement, debenture, note, bond or other instrument to which Seller is a party or by which it or any of its assets are bound or affected.

(b) No consent, approval or authorization of, or declaration or filing with, any governmental authority is required to be made or obtained by Seller in connection with the execution or delivery of this Agreement or Seller’s Ancillary Documents or the consummation of the transactions contemplated hereby or thereby. No notice is required to be delivered to Seller’s employees under the WARN Act in connection with the Transaction. Except as set forth on Schedule 4.3, there is no requirement that any party to any Permit or Environmental Permit or to any of the Assumed Contracts or the Software Licenses or to any other agreement, indenture, mortgage, deed of trust, loan or credit agreement, debenture, note or other instrument to which Seller is a party consent to the transactions contemplated by this Agreement.

4.4 Legal Proceedings. There are no actions, suits, proceedings, or investigations, at law or in equity, or before any governmental agency or other person, pending or, to Seller’s knowledge, threatened against Seller or its assets (i) which question the validity of this Agreement or any action taken or to be taken hereunder or (ii) which are related to the Business or the Purchased Assets, or the ownership or operation thereof. There are no outstanding judgments, orders, writs, injunctions or decrees of any court or governmental agency against or affecting the Purchased Assets.

4.5 Condition of Certain Purchased Assets.

(a) The Equipment and the buildings and other improvements constituting the Ramsey Facility are (i) in good operating condition and repair (ordinary wear and tear excepted) and (ii) to Seller’s knowledge, free of any latent structural or engineering defects.

(b) The Inventory is of merchantable quality and is usable and saleable in the ordinary course of business, except for items of obsolete material which have been written down to estimated net realizable value. Except for items of below standard quality which have been written down to their estimated net realizable value, the Inventory is free from defects in materials and/or workmanship.

Except as disclosed on Schedule 4.5(b), all of the Inventory is located at the Ramsey Facility. None of the Inventory is consigned inventory.

4.6 Finders and Brokers. Seller has not employed, paid or become obligated to pay any finder, broker, agent, management consultant or other intermediary in connection with the negotiation or consummation of this Agreement or any of the transactions contemplated hereby.

4.7 Assumed Contracts.

(a) All of the Customer Contracts as of the date hereof are listed, and as of the Closing Date will be listed, on Schedule 4.7(a) by customer, indicating sales value.

(b) Each of the Assumed Contracts is in full force and effect according to its terms. Neither Seller nor, to Sellers’ knowledge, any third party is in default or breach under any Assumed Contract. No event, occurrence or condition exists which, with the lapse of time, the giving of notice, or both would become a default by Seller or, to Seller’s knowledge, by any third party under any Assumed Contract.

4.8 Ownership of Purchased Assets. Except for liens for current taxes not yet due and payable (“Permitted Liens”), and except for the Liens set forth on Schedule 4.8 (“Non-Permitted Liens”, all of which Non-Permitted Liens shall be removed before Closing), Seller has good and marketable title to the Purchased Assets, free and clear of all Liens.

4.9 Operation in the Ordinary Course; No Material Adverse Change.

(a) Since December 31, 2005, the Business has been conducted in all respects only in the ordinary course.

(b) Since December 31, 2005, there has been no material adverse change in the Business or the Purchased Assets.

4.10 Intellectual Property, etc.

(a) Schedule 4.10(a) identifies all of the following: (i) all patents and pending applications therefor used in the Business; (ii) all copyrights, registrations thereof and applications therefor used in the Business; (iii) all service marks, trademarks and trade names, including registrations thereof and applications therefor, used in the Business; and (iv) all licenses of rights in the items referred to in the foregoing clauses (i) through (iii), whether to or by Seller, whether or not used in the Business. The scheduled rights are referred to herein collectively as the “Intellectual Property.” Except as identified on Schedule 4.10(a) with respect to clause (iv) of the first sentence of this subsection, Seller has not licensed or sublicensed any of the Intellectual Property as a licensor.

(b) (i) Each patent, copyright, service mark, trademark and trade name, and each registration thereof and application therefor, included in the Intellectual Property exists, is owned by or licensed to Seller, and has been maintained in good standing; (ii) Seller has no knowledge of any claim that any third party asserts ownership rights in any of the Intellectual Property owned by Seller; (iii) Seller has no knowledge of any claim that Seller’s use of any intellectual property, including the Intellectual Property, infringes any right of any third party; and (iv) Seller has no knowledge or any reason to believe that any third party is infringing any of Seller’s rights in any of the Intellectual Property.

(c) Schedule 4.10(c) lists all of the Software Licenses.

4.11 Customers. To Seller’s knowledge, its business relationships with its customers are satisfactory, and Seller has no knowledge or notice of any termination, cancellation, or adverse change in its business relationship with any customer (or affiliated group of customers) whose purchases accounted for more than 2% in 2006.

4.12 Accuracy of Documents. The documents and/or copies of documents furnished by Seller to Buyer under this Agreement (including without limitation copies of the Assumed Contracts, the Software Licenses and documents provided in response to Buyer’s November 13, 2006 Due Diligence Request) are complete and accurate in all material respects.

4.13 Taxes. All ad valorem or other taxes imposed on or with respect to the Purchased Assets or the non-payment of which may give rise to a Lien on any of the Purchased Assets which have or will become due and payable on or before the Closing Date have been or will be timely paid by Seller and all ad valorem or other tax returns which have or will become due on or before the Closing Date have been or will be timely filed by Seller. All real estate taxes imposed on or with respect to the Ramsey Facility which have or will become payable on or before the Closing Date have been or will be timely paid. There are no administrative or judicial disputes involving the taxability or valuation of any of the Purchased Assets or the Ramsey Facility. There are no special elections or other conditions in effect with respect to the Business or any of the Purchased Assets which could impose on Buyer, as transferee of the Purchased Assets or as successor to Seller, any liability for any taxes imposed with respect to the Purchased Assets with respect to periods prior to Closing or upon Seller for any period.

4.14 Financial Statements. Seller’s compiled financial statements for the years ended December 31, 2005, 2004 and 2003 and unaudited financial statements for the interim period ended September 30, 2006 (the “Financial Statements”) are attached as Schedule 4.14. The Financial Statements have been prepared from the books and records of Seller in accordance with generally accepted accounting principles consistently applied (“GAAP”) and present fairly the assets, liabilities and financial condition and results of operations as of each date and for each period covered.

4.15 Books and Records. Sellers’ books, accounts and records with respect to the Business (i) are true, accurate and complete in all material respects, (ii) have been maintained in Seller’s usual, regular and ordinary manner in accordance with GAAP and (iii) properly reflect all material transactions to which Seller is or has been a party with respect to the Purchased Assets.

4.16 Permits. Schedule 4.16 contains a complete and correct list of every license, permit, registration and governmental approval, agreement and consent applied for, pending by, issued or given to Seller with respect to the Business, except for Environmental Permits (collectively, the “Permits”). All Permits are in full force and effect, and no other license, permit, registration, governmental approval, agreement or consent (except for Environmental Permits) is required in connection with the ownership of the Purchased Assets or operation of the Business.

4.17 Compliance with Laws. Seller is, with respect to the Business, in compliance in all material respects with each decree, order or arbitration award or law, statute, or regulation of or agreement with, or Permit from, any Federal, state, or local governmental authority.

4.18 Employees. With respect to employees of Seller who are or were employed in the conduct of the Business:

(a) Seller is not a party to any collective bargaining agreement or other labor union contract;

(b) there is no unfair labor practice complaint against Seller pending or, to Seller’s knowledge, threatened before the National Labor Relations Board or any comparable state or local or foreign agency with respect to the Business;

(c) there is no labor strike, dispute, slowdown or stoppage actually pending or, to Seller’s knowledge, threatened against or directly affecting the Business;

(d) Seller has not experienced any material work stoppage in the last eighteen months with respect to the Business; and

(e) Seller is not a party to any employment agreement.

4.19 Environmental.

(a) To the best of Seller’s knowledge, Seller is in compliance in all respects with all Environmental Laws. A description of any outstanding notice, citation, inquiry or complaint which Seller has received of any alleged violation of any Environmental Law or Environmental Permit relating to the Business or the Purchased Assets is contained in Schedule 4.19(a). (As used in the preceding sentence, the term “outstanding” refers to any notice, citation, inquiry or complaint that pertains to a matter that has not been corrected or otherwise resolved.) To the best of Seller’s knowledge, Seller possesses all Environmental Permits which are currently required for the operation of the Business. All Environmental Permits issued to Seller with respect to the Purchased Assets or conduct of the Business are listed in Schedule 4.19(a) and Seller is in compliance in all material respects with the provisions of all such Environmental Permits.

(b) (i) There has been no generation, storage, disposal, treatment or transportation of any Hazardous Materials (as herein defined) at the Ramsey Facility or at or to any Offsite Facility by or on behalf of Seller in violation of, or which could give rise to any liability or obligation of Seller under, any Environmental Laws; and (ii) there has been no Release (as herein defined) by Seller or, to the best of Seller’s knowledge, by any other party, at the Ramsey Facility.

(c) Schedule 4.19(c) sets forth a complete list of all (i) Offsite Facilities to which Seller has sent Hazardous Materials; (ii) Containers (as herein defined) that are now present at, or have been removed from, the Ramsey Facility; and (iii) locations of PCB’s and/or asbestos at the Ramsey Facility. All Containers which have been removed from the Ramsey Facility have been removed in accordance with all applicable Environmental Laws.

(d) For the purposes of this Agreement:

(i) “Containers” means above-ground and underground storage tanks and/or other containers having a capacity of more than 100 gallons;

(ii) “Environmental Laws” means all federal, state, and local statutes, ordinances, guides having the effect of law, rules and regulations, all court orders and decrees and arbitration awards, which pertain to environmental matters or contamination of any type whatsoever.

Environmental Laws include, without limitation, those relating to: manufacture, processing, use, distribution, treatment, storage, disposal, generation or transportation of Hazardous Materials; air, soil, surface or ground water or noise pollution; Releases; protection of wildlife, endangered species, wetlands or natural resources; Containers; health and safety of employees and other persons; and notification requirements relating to the foregoing;

(iii) “Environmental Permits” means licenses, permits, registrations, governmental approvals, orders, directives, agreements, consents and the like which are required for the operation of the Business under or are issued under Environmental Laws;

(iv) “Facility” means any facility as defined in CERCLA (as herein defined);

(v) “Hazardous Materials” means pollutants, contaminants, pesticides, petroleum and petroleum products, radioactive substances, solid, gaseous or liquid wastes or hazardous or extremely hazardous, special, industrial, toxic or otherwise dangerous wastes, substances, chemicals or materials within the meaning of any Environmental Law, including, without limitation, any (i) “hazardous substance” as defined in the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. 9601, et. seq., as amended and reauthorized (“CERCLA”), and (ii) any “hazardous waste” as defined in the Resource Conservation and Recovery Act (“RCRA”), 42 U.S.C., Sec. 6902 et. seq., and all amendments thereto and reauthorizations thereof;

(vi) “Offsite Facility” means any Facility which is not presently, and has not heretofore been, owned, leased, subleased or occupied by Seller with respect to the Business; and

(vii) “Release” means any actual or threatened spill, discharge, leak, emission, escape, injection, dumping or other release of any Hazardous Materials into the environment, whether or not notification or reporting to any governmental agency was or is required, including without limitation any Release which is subject to CERCLA or a similar state statute.

4.20 Certain Matters Relating to the Ramsey Facility, the Purchased Assets and the Business.

(a) Seller holds a valid leasehold interest in the Ramsey Facility under the Ramsey Lease free and clear of all Liens except for real estate taxes not delinquent. To the best of Seller’s knowledge, neither the improvements comprising the Ramsey Facility nor the conduct of the Business at the Ramsey Facility is in violation of any use or occupancy restriction, limitation, condition or covenant of record or any zoning or building law, code or ordinance or public utility easement or servitude. To the best of Seller’s knowledge, the improvements comprising the Ramsey Facility are in compliance in all material respects with applicable laws and regulations.

(b) The continued operation of the Ramsey Facility (as it is currently operated) is not dependent on facilities located at other property, nor is the continued operation of other facilities dependent on the Ramsey Facility. Seller has adequate rights of ingress and egress with respect to the Ramsey Facility. The Ramsey Facility currently is served by gas and/or electricity, telephone, water, sewage and waste disposal and other utilities adequate to operate such facility at its current rate of operation.

(c) There are no condemnation proceedings pending or, to Seller’s knowledge, threatened with respect to any portion of the Ramsey Facility.

(d) Seller does not own any real property. The Ramsey Facility is the only real property leased by Seller (as lessee) in connection with the Business. Seller does not lease any real property as lessor in connection with the Business.

(e) Seller has not received any written notice from, or on behalf of, any insurance carrier issuing policies covering the Business to the effect that (i) insurance rates with respect to the Business will hereafter be substantially increased (except to the extent that insurance rates may be increased for all similarly situated risks), (ii) there will hereafter be no renewal of an existing policy, or (iii) there will be required or is suggested any material alteration of the Ramsey Facility or any item of Equipment, purchase of additional equipment or material modification of any of Seller’s methods of conducting the Business.

(f) The Purchased Assets are adequate to conduct the Business as it is currently being conducted.

4.21 Buyer Obligation under Plans or Non-Assumed Contracts.

(a) Buyer will have no liability or obligation under any savings, 401K, profitsharing, pension, retirement or other similar arrangement or plan maintained by Seller for its employees, and all such plans have been maintained by Seller in accordance with applicable laws.

(b) Except for the Assumed Liabilities, Buyer will have no liability or obligation under any contract or agreement entered into by Seller to which Buyer is not a party.

4.22 Employee Benefit Plans.

(a) Schedule 4.22 is a true and complete list of each employee benefit plan, program or practice, profit sharing, pension, retirement or other similar arrangement or plan, whether or not subject to ERISA, and including all fringe benefits, programs and practices, and any commitment with respect to which Seller has any liability or obligation relating to employees or their beneficiaries (each, an “Employee Arrangement”). All Employee Arrangements have been maintained by Seller in accordance with applicable laws. Seller has provided copies of each Employee Arrangement to Buyer. Except as specifically provided in this Agreement, Seller has not taken any action that may result in Buyer being a party to, or bound by, any Employee Arrangement of Seller, and Buyer shall have no liability arising out of or relating to any Employee Arrangement of Seller following the consummation of the transactions contemplated hereby. No Employee Arrangement has provided for the payment of retiree welfare benefits.

(b) Seller has not incurred (i) any obligation to make any contribution to any “multi-employer plan” as defined in Section 4001(a) (3) of ERISA or (ii) any withdrawal liability from any multi-employer plan under Section 4201 of ERISA. The Employee Arrangements intended to qualify under Section 401(a) of the Code so qualify and the trusts maintained pursuant thereto are exempt from federal income taxation under Section 501(a) of the Code, and nothing has occurred with respect to the operation of the Employee Arrangements which could cause the loss of such qualification or exemption or the imposition of any material liability, penalty, or tax under ERISA or the Code. Seller, and each of the Employee Arrangements are in compliance in all respects with the applicable provisions of ERISA and other applicable laws. There is no violation of ERISA with respect to the filing of any applicable reports, documents, and notices regarding the Employee Arrangements with the Secretary of Labor, the Secretary of the Treasury or any other governmental agency, or the furnishing of such documents to the participants or beneficiaries of the Employee Arrangements. All contributions required by law to any Employee Arrangement have been made by Seller without regard to any waivers granted under Section 412 of the Code, and there are no accumulated funding deficiencies with respect to any of the plans subject to Section 412 of the Code. All unpaid contributions to and all payments due under the Employee Arrangements (except those to be made from a trust qualified under Section 401(a) of the Code) shall be properly accrued and reflected in the Financial Statements or are disclosed on Schedule 4.22. There are no pending actions, claims or lawsuits which have been asserted or instituted against any of the Employee Arrangements, the assets of any of the trusts or funds under any of such plans or the plan sponsor or the plan administrator of such plans, or against any fiduciary (as defined in Section 3(21) of ERISA) of the Employee Arrangements with respect to the operation or administration of such Employee Arrangements (other than routine benefit claims), nor does Seller have knowledge of facts which could form the basis for any such action, claim or lawsuit which could lead to a material claim against Buyer. There are no pending investigations by any governmental agency involving the Employee Arrangements.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller as follows:

5.1 Organization, Standing, etc. of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Kentucky.

5.2 Authority, Binding Effect. Buyer has the corporate power and authority to enter into this Agreement and all other agreements to which Buyer is a party delivered hereunder (“Buyer’s Ancillary Documents”) and to carry out the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and Buyer’s Ancillary Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement has been, and Buyer’s Ancillary Documents will be, executed and delivered by a duly authorized representative of Buyer. This Agreement constitutes, and Buyer’s Ancillary Documents when executed and delivered will constitute, the valid, legal and binding obligation of Buyer enforceable in accordance with the terms hereof and thereof, respectively (except to the extent that enforcement is limited by (i) laws pertaining to bankruptcy, reorganization, insolvency and creditors’ rights generally or (ii) general principles of equity, whether considered in a proceeding in equity or at law).

5.3 Compliance with Other Instruments and Laws, etc.; Consents. The execution and delivery of this Agreement and Buyer’s Ancillary Documents and the consummation of the transactions contemplated hereby and thereby will not (i) violate, conflict with or result in any breach of any provision of the certificate of incorporation or by-laws of Buyer, (ii) violate, conflict with or result in any breach of any statute, rule or governmental regulation applicable to Buyer, (iii) violate, conflict with or result in any breach of any order, writ, injunction, judgment or decree or arbitration award binding on Buyer, or (iv) violate, conflict with or result in any breach of, or constitute a default or event of default under, any agreement, indenture, mortgage, deed of trust, loan or credit agreement, debenture, note or other instrument to which Buyer is a party or by which it or any of its assets are bound or affected. No consent, approval or authorization of or declaration or filing with, any governmental authority is required to be made or obtained by Buyer in connection with the execution or delivery of this Agreement or Buyer’s Ancillary Documents or the consummation of the transactions contemplated hereby or thereby. There is no requirement that any party to any agreement, indenture, mortgage, deed of trust, loan or credit agreement, debenture, note or other instrument to which Buyer is a party consent to the transactions contemplated by this Agreement.

5.4 Legal Proceedings. There are no actions, suits, proceedings, or investigations, at law or in equity, or before any governmental agency or other person, pending or, to Buyer’s knowledge, threatened against Buyer which question the validity of this Agreement or any action taken or to be taken hereunder.

5.5 Finders and Brokers. Buyer has not employed, paid or become obligated to pay any finder, broker, agent, management consultant or other intermediary in connection with the negotiation or consummation of this Agreement or any of the transactions contemplated hereby. The preceding sentence notwithstanding, Buyer shall pay the fee of Bill Crowley related to the Transaction.

ARTICLE VI

CONDUCT BEFORE CLOSING

6.1 Seller’s Obligations.

(a) Conduct of Business. Except as otherwise expressly provided in this Agreement, during the period from the date of this Agreement through the Closing Date:

(i) Seller shall conduct the Business in the usual and ordinary course, in a manner consistent with prior practice, and shall use its commercially reasonable efforts to maintain and preserve intact the Business, the Purchased Assets and Seller’s relationships with customers;

(ii) Seller shall maintain the Ramsey Facility and the Equipment in good operating condition and repair consistent with the past practice of the Business;

(iii) Seller shall not sell, transfer, encumber or otherwise dispose of any of the Purchased Assets, except for sales of inventory in the usual and ordinary course of business, and no rights or options shall be given by Seller to any person for the acquisition of the Purchased Assets;

(iv) Seller shall maintain casualty and business interruption insurance with a financially sound and reputable insurance company or companies covering the Ramsey Facility, the Business and the tangible property included in the Purchased Assets;

(v) Seller shall not materially amend, terminate or give notice of termination with respect to any Assumed Contract or Software License or waive any material rights thereunder or directly or indirectly enter into or assume any customer contract, agreement, obligation or commitment or license of software or intellectual property other than in the usual and ordinary course of business in accordance with past practices; and

(vi) Seller shall not change (A) the compensation of Business employees (except for normal scheduled increases) or (B) the benefits available to any Business employee.

(b) Access to Information. During the period from the date of this Agreement through the Closing Date, Seller shall, during regular business hours, (i) give Buyer and its authorized representatives reasonable access to all employees, books, records, offices and other facilities and properties of the Business; (ii) permit Buyer to make such inspections (and copies, in the case of records and other written materials) thereof as Buyer may reasonably request; and (iii) furnish Buyer with such financial and operating data and other information with respect to the Business as Buyer may from time to time reasonably request; provided, however, that any such investigation shall be conducted in such manner as to protect health and safety and subject to reasonable constraints to minimize disruption of the business and operations of the Business. To the extent permitted by law, Buyer will have the right to inspect the personnel files (other than medical records) of all Business employees as a part of its due diligence procedures. To the extent employee consent is required in order for Seller to make such records available to Buyer, Seller will use its best efforts to obtain such consent. Buyer shall be entitled to examine the Purchased Assets, the Ramsey Facility and to conduct (or have conducted) environmental audits and/or assessments and valuation appraisals. Environmental audits and/or a phase I or phase II environmental assessment may, among other things, include soil and groundwater sampling and confirmation that Seller possesses all necessary Environmental Permits and that the Ramsey Facility is in compliance with applicable Environmental Laws. Buyer acknowledges that all due diligence investigations shall be conducted at Buyer’s sole cost and expense.

(c) No Other Negotiations. During the period from the date of this Agreement through the Closing Date, Seller shall not, and shall not permit any of its employees, representatives, officers or directors or other authorized agents to, directly or indirectly, encourage, solicit, initiate, engage in, conduct or continue discussions or negotiations with, or provide any information to, any other entity or person concerning a sale of Seller’s stock or the Business or any of the assets thereof (other than sales of inventory in the ordinary course of business).

(d) Consents; Permits; Environmental Permits. Seller shall use commercially reasonable efforts in good faith to obtain as promptly as possible written consents to the transfer and assignment to Buyer of the Assumed Contracts and the Software Licenses and, if applicable, any other Purchased Assets transferred pursuant hereto where the approval or other consent of any other person may be required, all of such required consents and approvals being listed on Schedule 4.3. Seller shall assist and cooperate with Buyer in the transfer of all Permits and Environmental Permits necessary for the operation of the Ramsey Facility.

(e) Cooperation. Both before and for a reasonable period of time after the Closing, Seller shall make reasonable efforts and take such actions as may be reasonably requested by Buyer to cooperate with Buyer in assuring a smooth transition for the Business, including without limitation coordinating with Buyer in providing notice of the transactions contemplated by this Agreement to the customers of the Business.

(f) Discharge of Liens. At or before Closing, Seller shall pay off and discharge all credit lines, loans and debts secured by any of the Purchased Assets or otherwise have any Liens associated with such credit lines, loans and debts discharged.

6.2 Joint Obligations. The following shall apply with equal force to Seller and Buyer:

(a) Without implication that such laws apply to the transactions contemplated hereby, neither Seller nor Buyer shall comply with the provisions of the Uniform Commercial Code or similar laws relating to bulk sales or transfers. As an inducement to Buyer to so agree, Seller (i) represents and warrants that Seller will not be rendered insolvent by the transactions contemplated by this Agreement and (ii) covenants that it will promptly pay and discharge as and when they become due all debts, obligations and liabilities that are Excluded Liabilities. Seller shall indemnify and hold Buyer Indemnitees (as herein defined) harmless against any liabilities resulting from Buyer’s waiver of any applicable bulk sales laws.

(b) Seller and Buyer shall use their respective commercially reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated hereby as soon as practicable.

(c) Each of Buyer and Seller shall promptly give the other written notice of the existence or occurrence of any condition known to it which would make any representation or warranty herein contained untrue in any material respect or which might reasonably be expected to prevent the consummation of the transactions contemplated hereby.

(d) Neither Buyer nor Seller shall intentionally perform any act which, if performed, or omit to perform any act which, if omitted to be performed, would prevent or excuse the performance of this Agreement by such party or which would result in any representation or warranty made by it being untrue in any material respect as if originally made on and as of the Closing Date

(e) Seller and Buyer agree that time is of the essence, and that they will use their respective commercially reasonable best efforts to consummate the transactions contemplated by this letter on or before February 28, 2007.

ARTICLE VII

CONDITIONS TO OBLIGATIONS OF BUYER

The obligation of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment at or before the Closing of each of the following conditions:

7.1 Performance; No Default. Seller shall have performed, observed and complied in all material respects with all the obligations and conditions required by this Agreement to be performed, observed or complied with by it at or before the Closing.

7.2 Accuracy of Representations and Warranties. The representations and warranties of Seller in this Agreement shall have been true in all material respects when made and shall be true in all material respects on and as of the Closing Date with the same force and effect as though made on and as of such date.

7.3 Litigation. No action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed (other than one instituted, threatened or proposed by Buyer) to enjoin, restrain, prohibit, or obtain damages in respect of this Agreement or the consummation of the transactions contemplated hereby, if such action, proceeding, investigation, regulation or legislation, in the reasonable judgment of Buyer, would make it inadvisable to consummate such transactions.

7.4 No Material Adverse Change. There shall have been no material adverse change in the Purchased Assets, the Ramsey Facility or the Business since December 31, 2005.

7.5 Consents. All third party consents required in connection with the Transaction shall have been obtained by Seller, without cost to Buyer, or, in the case of Permits and Environmental Permits, if Permits and/or Environmental Permits held by Seller are not transferable, Buyer shall have obtained permits on reasonably similar terms.

7.6 Certain Deliveries. Seller shall have delivered the following to Buyer:

(a) a certified copy of resolutions of Seller’s shareholders approving the sale of the Purchased Assets to Buyer;

(b) a certified copy of resolutions of Seller’s Board of Directors authorizing the execution, delivery and performance of this Agreement and Seller’s Ancillary Documents and the performance of the transactions contemplated hereby and thereby;

(c) the written opinion of Robert L. Ecker, Esq., counsel to Seller, dated as of the Closing Date, in substantially the form of Exhibit 7.6(c);

(d) the guaranty of each of Michael Jackson and Larry Nussbaum, guaranteeing the post-Closing obligations of Seller hereunder and under Seller’s Ancillary Documents, in substantially the form of Exhibit 7.6(d); and

(e) an estoppel certificate, substantially in the form of Exhibit 7.6(e), with respect to the Ramsey Lease.

7.7 Certain Other Agreements.

(a) Buyer shall have entered into leased employee agreements with Graphica Associates and Michael C. Jackson, and with Graphics Unlimited and Larry Nussbaum, respectively (the “Leased Employee Agreements”), providing for (i) a two-year term for Mr. Jackson and a three-year term for Mr. Nussbaum; (ii) an annual salary of $275,000; (iii) a covenant not to compete with Buyer or solicit its customers or employees for three years following Closing or termination of the Leased Employee Agreement, whichever is longer; and (iii) such other terms and conditions as are mutually agreeable to the parties.

(b) Seller shall have released each of its employees to whom Buyer offers employment from their respective employment agreements (if any), and all obligations thereunder, with Seller.

7.8 Materials Inventory. [INTENTIONALLY OMITTED].

7.9 Proceedings Satisfactory to Counsel. All proceedings taken by Seller and all instruments executed and delivered by Seller in connection with the Transaction at or before the Closing (excluding this Agreement and agreements and instruments the forms of which are attached hereto as Exhibits) shall be reasonably satisfactory in form to counsel for Buyer.

ARTICLE VIII

CONDITIONS TO OBLIGATIONS OF SELLER

The obligation of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment at or before the Closing of each of the following conditions:

8.1 Performance; No Default. Buyer shall have performed, observed and complied in all material respects with all the obligations and conditions required by this Agreement to be performed, observed or complied with by it at or before the Closing.

8.2 Accuracy of Representations and Warranties. The representations and warranties of Buyer in this Agreement shall have been true in all material respects when made and shall be true in all material respects on and as of the Closing Date with the same force and effect as though made on and as of such date.

8.3 Litigation. No action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed (other than one instituted, threatened or proposed by Seller) to enjoin, restrain, prohibit, or obtain damages in respect of this Agreement or the consummation of the transactions contemplated hereby, if such action, proceeding, investigation, regulation or legislation, in the reasonable judgment of Seller, would make it inadvisable to consummate such transactions.

8.4 Certain Deliveries. Buyer shall have delivered the following to Seller:

(a) a certified copy of resolutions of Buyer’s Board of Directors authorizing the execution, delivery and performance of this Agreement and Buyer’s Ancillary Documents and the performance of the transactions contemplated hereby and thereby; and

(b) the written opinion of the General Counsel of Buyer, dated as of the Closing Date, in substantially the form of Exhibit 8.4(b).

(c) the guaranty of SGS International, Inc. (the “Guarantor”), guaranteeing the post-Closing obligations of Buyer under Section 3.1(a), in substantially the form of Exhibit 8.4(c).

8.5 Proceedings Satisfactory to Counsel. All proceedings taken by Buyer and all instruments executed and delivered by Buyer in connection with the Transaction at or before the Closing (excluding this Agreement and agreements and instruments the forms of which are attached hereto as Exhibits) shall be reasonably satisfactory in form to counsel for Seller.

ARTICLE IX

DELIVERIES AT THE CLOSING

9.1 Seller’s Deliveries. Subject to the fulfillment or waiver of the conditions set forth in Article VIII, Seller shall, at Seller’s expense (i) deliver to Buyer the documents specified in Article VII and physical possession where located of the Purchased Assets and (ii) execute and/or deliver to Buyer all of the following:

(a) a Bill of Sale substantially in the form of Exhibit 9.1(a);

(b) a Certificate of the Secretary or an Assistant Secretary of Seller certifying as to the incumbency and attached specimen signature of officers of Seller executing this Agreement and Seller’s Ancillary Documents;

(c) a certificate of good standing (or the equivalent) of Seller, issued by the Secretary of State (or equivalent officer) of New Jersey;

(d) a closing certificate duly executed by an authorized officer on behalf of Seller, under which such officer represents and warrants to Buyer that the representations and warranties to Buyer made by Seller were true and correct when made and are true and correct in all material respects as of the Closing Date (or, if any such representation or warranty was or is untrue in any material respect, specifying the respect in which the same was or is untrue), and that all covenants required by the terms hereof to be performed by Seller on or before the Closing Date, to the extent not waived by Buyer in writing, have been performed in all material respects (or, if any such covenant has not been performed in all material respects, specifying the respect in which such covenant has not been performed);

(e) certificates of title with respect to any vehicles included in the Purchased Assets;

(f) releases (including UCC-3 termination statements) of all Liens (other than Permitted Liens) to which the Purchased Assets are subject;

(g) the estimated amount (based on tax rates for the most recent period for which such rates are known) required to pay personal property taxes with respect to the Purchased Assets and real property taxes with respect to the Ramsey Lease through the Closing Date which are not allocable to Buyer under Section 12.1 (the “Estimated Property Tax Amount”);

(h) all consents required for the assignment of the Assumed Contracts and Software Licenses and assignment or transfer of any other Purchased Assets;

(i) evidence of Seller’s termination of its right to use the name “C. M. Jackson Associates Inc.”;

(j) a statement of the amount of the Materials Inventory as of the Closing Date and a listing of the items constituting the Materials Inventory as of the Closing Date; and

(k) all other documents reasonably required from Seller to consummate the transactions contemplated hereby.

9.2 Buyer’s Deliveries. Subject to the fulfillment or waiver of the conditions set forth in Article VII, Buyer shall, at Buyer’s expense, execute and/or deliver to Seller the documents specified in Article VIII and all of the following:

(a) sales tax exemption certificates, as applicable;

(b) a Certificate of the Secretary or an Assistant Secretary of Buyer certifying as to the incumbency and attached specimen signature of officers of Buyer (and/or other authorized signatories) executing this Agreement and Buyer’s Ancillary Documents;

(c) a certificate of good standing (or the equivalent) of Buyer, issued by the Secretary of State of Kentucky;

(d) a closing certificate duly executed by an authorized officer (or other authorized signatory) on behalf of Buyer, under which such officer (or other authorized signatory) represents and warrants to Seller that Buyer’s representations and warranties to Seller were true and correct when made and are true and correct in all material respects as of the Closing Date (or, if any such representation or warranty was or is untrue in any material respect, specifying the respect in which the same was or is untrue), and that all covenants required by the terms hereof to be performed by Buyer on or before the Closing Date, to the extent not waived by Seller in writing, have been performed in all material respects (or, if any such covenant has not been performed in all material respects, specifying the respect in which such covenant has not been performed); and

(e) all other documents reasonably required from Buyer to consummate the transactions contemplated hereby.

9.3 Joint Deliveries. Subject to the fulfillment or waiver of the conditions set forth in Articles VII and VIII, Seller and Buyer shall execute and deliver the following documents:

(a) an Assignment and Assumption Agreement in substantially the form of Exhibit 9.3(a);

(b) a Cross-Receipt in substantially the form of Exhibit 9.3(b); and

(c) an Assignment and Assumption of Lease with respect to the Ramsey Lease in a form acceptable to the landlord, Seller and Buyer.

ARTICLE X

POST-CLOSING AGREEMENTS

10.1 Further Assurances and Assistance. Seller shall, from time to time, at the request of Buyer, execute and deliver such further instruments of transfer and assignment and take such other action as Buyer may reasonably request in order to vest in Buyer title to all of the Purchased Assets and to consummate the transactions contemplated hereby.

10.2 Indemnification.

(a) General. From and after the Closing, the parties shall indemnify each other as provided in this Section 10.2. For the purposes of this Section 10.2, each party shall be deemed to have remade all of its representations and warranties contained in this Agreement at the Closing with the same effect as if originally made at the Closing. An “Affiliate” means any person or entity controlling, controlled by, or under common control with, Buyer or Seller, as applicable.

(b) Seller’s Indemnification Obligations. Seller agrees to defend, indemnify and hold harmless Buyer and its Affiliates and their respective successors and permitted assigns (the “Buyer Indemnitees”) from and against any and all losses, obligations, liabilities, damages and claims (“Damages”), together with any and all related costs and expenses (including reasonable legal and accounting fees), which may be asserted against or sustained or incurred by Buyer Indemnitees in connection with, relating to or arising out of:

(i) the ownership or operation of the Purchased Assets or the Business by Seller before the Closing;

(ii) the Excluded Liabilities or any claim against Buyer with respect to the Excluded Liabilities;

(iii) the failure of Seller to discharge when due any liability or obligation of Seller other than the Assumed Liabilities, or any claim against Buyer with respect to any liability or obligation of Seller other than the Assumed Liabilities;

(iv) any breach of any of the representations and/or warranties made by Seller in this Agreement or in any closing document delivered by Seller to Buyer in connection with this Agreement;

(v) any breach by Seller of, or failure by Seller to comply with, any of its covenants or obligations under this Agreement (including, without limitation, its obligations under this Section 10.2(b));

(vi) without limiting the generality of the foregoing, any tax, assessment or similar charge (and any interest or penalty thereon or addition thereto) imposed on or with respect to or non-payment of which would result in the imposition of any

Lien on any of the Purchased Assets or the Ramsey Facility with respect to any tax period which ended prior to or includes the Closing Date, to the extent attributable to the portion of such tax period to and including the Closing Date; and

(vii) without limiting the generality of the foregoing, (A) any transportation of Hazardous Materials or other materials to an Offsite Facility or handling, storage, treatment or disposal of Hazardous Materials or other materials at an Offsite Facility by or on behalf of Seller, or any of its predecessors, or any Release of such Hazardous Materials or other materials occurring at any Offsite Facility; (B) any violation by Seller of, alleged violation by Seller of, or liability of Seller under any Environmental Law or Environmental Permit occurring before the Closing and, if continuing at the Closing, until such time as such violation is corrected; (C) the exposure of (and resulting consequences to) any persons, including, without limitation, employees of Seller, to any Hazardous Materials in connection with the conduct of the Business by Seller before the Closing; or (D) any generation, storage, use, handling, treatment, transportation, disposal or Release of Hazardous Materials by Seller in connection with the conduct of the Business, or otherwise occurring as a consequence of Seller’s actions at the Ramsey Facility or any other location owned, leased or operated by Seller;

provided, that Buyer shall give Seller prompt written notice of the occurrence of any of the foregoing matters, shall not voluntarily pay any such claim or voluntarily sustain or incur any such loss, obligation, liability or damage without Seller’s prior written consent, and shall give Seller full opportunity to defend any such claim.

(c) Limitations on Seller’s Indemnification Obligations. Seller’s indemnification obligations under the provisions of Section 10.2(b) are subject to the following limitations:

(i) Buyer Indemnitees shall not be entitled to indemnification with respect to matters set forth in Section 10.2(b)(iv) until the total amount for which Buyer Indemnitees are entitled to indemnification, but for this Section 10.2(c)(i), exceeds $10,000, and then only for the excess over $10,000;

(ii) with the exception of the representations and warranties contained in Sections 4.13 (Taxes) and 4.19 (Environmental), Buyer Indemnitees shall not be entitled to indemnification with respect to a breach of any of Seller’s representations and warranties unless such claim has been asserted by a Buyer Indemnitee by written notice delivered to Seller on or before the second anniversary of the Closing Date;

(iii) the aggregate liability of Seller in connection with its indemnification obligations under Section 10.2(b)(iv) shall not exceed the Consideration;

(iv) Buyer Indemnitees shall not be entitled to indemnification with respect to a breach of Seller’s representations and warranties contained in Section 4.13 (Taxes), unless such claim has been asserted by a Buyer Indemnitee by written notice to Seller before the date that is 90 days after the expiration of the applicable statute of limitations; and

(v) notwithstanding any other provision in this Section 10.2, with the exception of liabilities related to a violation of any Environmental Laws at Offsite Facilities or Release of Hazardous Materials or other materials at Offsite Facilities with respect to which Seller’s indemnification obligations shall continue indefinitely, Buyer Indemnitees shall not be entitled to indemnification relating to Environmental Laws or Hazardous Materials, to the extent the claim for indemnification is first asserted by a Buyer Indemnitee after the fifth anniversary of the Closing Date.

(d) Buyer’s Indemnification Obligations. Buyer agrees to defend, indemnify and hold harmless Seller, its Affiliates and their respective successors and permitted assigns (the “Seller Indemnitees”) from and against any and all Damages, together with any and all related costs and expenses (including reasonable legal and accounting fees), which may be asserted against or sustained or incurred by Seller Indemnitees in connection with, relating to or arising out of (i) the ownership or operation of the Purchased Assets by Buyer after the Closing, (ii) Buyer’s failure to perform or discharge when due the Assumed Liabilities or (iii) any breach of any of the representations, warranties, covenants and agreements made by Buyer in this Agreement; provided that Seller shall give Buyer prompt written notice of the occurrence of any of the foregoing matters, shall not voluntarily pay any such claim or voluntarily sustain or incur any such loss, obligation, liability or damage without Buyer’s prior written consent, and shall give Buyer full opportunity to defend any such claim.

(e) Environmental Investigations. With regard to any environmental matter for which Seller may have an indemnification obligation described in Section 10.2(b), Buyer shall:

(i) provided it has received reasonable prior notice, and subject to the consent and rights of the owner of the Ramsey Facility, permit Seller access to the Ramsey Facility during normal business hours to conduct its own investigation or testing with regard to the matter; provided, that Seller shall provide the results of any such investigation or testing, including analytical data, to Buyer;

(ii) if requested by Seller, provide Seller with the results, including analytical data, of any investigation or testing conducted by Buyer or, if available to Buyer, any third party;

(iii) except as may otherwise be required by law, not contact any governmental authority without prior notice to, and consultation with, Seller;

(iv) allow Seller a reasonable opportunity to participate in any discussions or negotiations with any governmental authority concerning such matter; and

(v) if corrective action is required in any such matter, give Seller a reasonable opportunity to develop and implement a plan of corrective action, such plan to be subject to Buyer’s approval, and, if requested by Seller, reasonably cooperate with Seller, at Seller’s expense, in the development and implementation of such plan on a cost-effective basis. Any such plan of action shall be constructed so as to cause the minimum amount of disruption to the Business and the minimum adverse effect on the ongoing operations of the Business.

(f) Set-Off. If any amount remains due by Seller to a Buyer Indemnitee pursuant to Section 10.2 (the “Outstanding Indemnity”), then Buyer may, without limiting any other rights and remedies it may have, at its option, set off such Outstanding Indemnity against any amount due by Buyer pursuant to Section 3.1(a), 3.1(b) and /or 10.7, until the Outstanding Indemnity has been completely paid by Seller or set off pursuant to this Section 10.2(f).

10.2A Discharge of Obligations. Seller covenants to promptly pay and discharge as and when they become due all debts, obligations and liabilities that are Excluded Liabilities, including without limitation trade and other accounts payable. For avoidance of doubt, Seller acknowledges and agrees that Seller shall indemnify the Buyer Indemnitees pursuant to Section 10.2(b) with respect to Seller’s failure to discharge when due any such trade and other accounts payable, or a claim against Buyer with respect to such trade and other accounts payable, and that Buyer shall have the right to set off any Outstanding Indemnity attributable to such trade and other accounts payable against any amount due by Buyer pursuant to Section 3.1(a), 3.1(b) and /or 10.7. Without limiting Seller’s obligations or Buyer’s rights as set forth in the preceding two sentences, but for clarification, Buyer has no obligation to pay on Seller’s behalf any account payable that is an Excluded Liability and, to the extent that any party to whom such account payable is owed seeks payment from Buyer, Buyer will not pay on Seller’s behalf any account payable that is an Excluded Liability that is being disputed by Seller in good faith without the prior written consent of Seller.

10.3 Non-competition Covenant.

(a) Seller agrees that, for the period commencing on the Closing Date and ending on the date that is three years after the Closing Date, neither it nor any of its Affiliates will, directly or indirectly, in any way:

(i) engage in, have any investment in any entity that engages in, or participate in, anywhere in North America, the manufacture, production, sale or supply of design or creative, production art or pre-press, packaging management, project tracking or digital asset management products or services;

(ii) persuade or attempt to persuade any customer of Buyer that formerly was a customer of the Business (while owned by Seller) to restrict, limit or discontinue purchasing any products or services supplied by Buyer to any such customer or to reduce the amount of business which any such customer has customarily done with Buyer in respect of the Business or solicit or take away, or attempt to solicit or take away, from Buyer any of its customers in respect of the Business;

(iii) solicit, hire or engage the services of any former employee of Seller then employed by Buyer, or persuade or attempt to persuade any such individual to terminate his or her employment with Buyer; or

(iv) use for its own benefit or the benefit of any person or entity or disclose to any person or entity other than Buyer (or Buyer’s Affiliates) any information whatsoever concerning the Business. The foregoing provisions of this clause (iv) shall not apply to information (x) which is in the public domain or independently received from a third party with a right to disclose such information or (y) to the extent that disclosure is required by law, provided that, if disclosure is so required, Seller shall promptly advise Buyer so that Buyer may seek appropriate legal or equitable relief.

(b) Seller acknowledges and agrees that the provisions of Section 10.3(a) are reasonable and necessary for Buyer’s protection. Seller further acknowledges and agrees that Buyer’s remedy at law for breach of the covenants contained in Section 10.3(a) is inadequate and that Buyer, its successors and assigns, shall be entitled to injunctive relief for any breach or violation thereof.

(c) The time period, geographical area and scope of restrictions on the activities of Seller and its Affiliates under Section 10.3(a) are divisible, so that if any provision of Section 10.3(a) is invalid, that provision shall be automatically modified to the extent necessary to make it valid.

(d) Seller and/or any of its Affiliates may, without breaching the covenants contained in Section 10.3(a), hold up to five percent of the outstanding shares of any publicly held entity or publicly traded investment company, or acquire and operate any business less than fifteen percent of the consolidated revenues of which are derived from activities that otherwise would breach the covenant contained in Section 10.3(a).

(e) In the event that Buyer defaults on its payment obligation under Section 3.1(a)(ii) or (iii) and the amount due under Section 3.1(a)(ii) or (iii) has not been paid to Seller by or on behalf of Buyer or the Guarantor within 90 days following the applicable due date, the covenants contained in Section 10.3(a) shall cease to have effect at the expiration of such 90-day period. If such covenants cease to have effect pursuant to the preceding sentence, Buyer shall relinquish the right to use the name “C.M. Jackson Associates, Inc.” if Buyer is no longer using such name or, if Buyer is still using such name, Seller may adopt and use a name that contains the words “Jackson” and/or “Nussbaum” and variations thereof, so long as such name is not confusingly similar to “C.M. Jackson Associates, Inc.” and is accepted for registration under applicable New Jersey law. For avoidance of doubt, Buyer shall not be deemed to have defaulted on its payment obligation if its non-payment of all or any portion of the amount due under Section 3.1(a)(ii) or (iii) is the result of Buyer having exercised its right of set-off under Section 10.2(f), or is the result of a forfeiture pursuant to Section 3.1(a), or is the result of any other matter being contested (as described in a writing delivered to Seller) in good faith by Buyer. For further avoidance of doubt, the EBITDA Holdback shall not be deemed to be due and payable until the EBITDA Statement shall have been finalized under Section 3.3 or 3.4.

10.4 Inspection of Records. Seller and Buyer shall, at the expense of the other party, each make their books and records available for inspection by the other party, or by its duly accredited representatives, for reasonable business purposes (including, without limitation, the defense of litigation) at all reasonable times during normal business hours, for a seven year period after the Closing Date, with respect to all operations and transactions of the Business occurring before and those relating to the Closing, the Purchased Assets, the Assumed Liabilities and, as appropriate, matters relating to the parties’ post-Closing obligations hereunder. The right of inspection under this Section includes the right to make extracts or copies at the inspecting party’s expense subject to such confidentiality agreement as the other party may reasonably require. The representatives of a party inspecting the records of the other party shall be reasonably satisfactory to the other party. Neither party shall destroy any such books and records during, or following the conclusion of, such seven-year period without first offering to transfer such books and records to the other party at the expense of the party to which such offer is made. If such offer is not accepted within 30 days, such books and records may be destroyed.

10.5 Third Party Claims. The parties shall cooperate with each other (including, without limitation, making their respective employees available to serve as witnesses) with respect to the defense of any claims or litigation made or commenced by third parties after the Closing, subject to the indemnification provisions contained in Section 10.2; provided that the party requesting cooperation shall reimburse the other party for the other party’s reasonable out-of-pocket costs and expenses of furnishing such cooperation.

10.6 Accounts Receivable. For avoidance of doubt, the accounts receivable of the Business as of the Closing Date (“Seller’s Receivables”) are an Excluded Asset. Buyer shall have no obligation to collect Seller’s Receivables and they shall remain the sole responsibility of Seller.

10.7 Materials Inventory. Materials Inventory shall constitute an Excluded Asset and any commitments made by Seller with respect to Materials Inventory shall constitute an Excluded Liability and shall remain Seller’s sole responsibility; provided, that, for a period of fifteen months following Closing, Buyer will, as Materials Inventory is ordered by and shipped to customers, invoice customers on Seller’s behalf and shall use commercially reasonable efforts to collect on Seller’s behalf the proceeds of sales of Materials Inventory (“Materials Inventory Proceeds”) . Buyer shall use its usual, ordinary course procedures (or, at Buyer’s discretion, the procedures used by Seller before Closing) with respect to such invoicing and collection activities, and shall in no event be obligated to put forth any effort with respect to the collection of Materials Inventory Proceeds that it would not put forth with respect to the collection of Buyer’s own accounts receivable. Buyer shall in no event have any liability to Seller with respect to (i) any failure to collect Materials Inventory Proceeds or (ii) any act or omission in connection with the collection of Materials Inventory Proceeds.

Buyer will pay to Seller the Materials Inventory Proceeds monthly following receipt by Buyer thereof, less a monthly fee of $1,000.00. The payment will be made by the 15th of the following month for the previous month. To the extent that Materials Inventory Proceeds for a particular month are less than $1,000, Buyer will invoice Seller for the difference between $1,000 and the amount of Materials Inventory Proceeds for such month and Seller will pay such amount to Buyer promptly upon receipt of such invoice. Following Closing, Buyer will be solely responsible for making commitments for packaging and shipping materials inventory, for managing such inventory, for invoicing customers with respect thereto and for payment to applicable third parties.

ARTICLE XI

EMPLOYEES

11.1 Seller’s Employees. Buyer shall not be obligated to offer employment to any employee of the Business (subject to Sections 1.2(j), 7.7(a) and 11.2(a)), but Buyer shall have the right to offer employment to, and hire, any or all employees of the Business, on terms and conditions established by Buyer in its sole discretion. Nothing in this Agreement shall prevent Buyer from employing at any time after the Closing any Business employee who is not employed by Buyer effective on the date following the Closing Date. As between Seller and Buyer (and subject to Section 11.2), Seller shall be solely responsible for (a) all matters relating to any employees to whom Buyer does not offer employment or who do not accept Buyer’s offer of employment and (b) all matters relating to any events that occurred on or before the Closing Date.

11.2 Certain Employees.

(a) Buyer shall offer to enter into a two-year employment agreement, effective upon Closing, with each of Susanne Jackson, Helen Jackson, Robert Jackson and Michael Jackson Jr. (the “Designated Employees”). Such agreements will contain a covenant not to compete with Buyer or solicit Buyer’s customers or employees for three years following Closing or termination of the employment agreement, whichever is longer, and such other terms and conditions as are mutually agreeable to the parties. The preceding sentence notwithstanding, Buyer shall not be obligated to offer to any Designated Employee terms, conditions and/or benefits of employment which in the aggregate exceed the current level of such Designated Employee’s terms, conditions and benefits of employment.

(b) [INTENTIONALLY OMITTED].

11.3 Workers’ Compensation. Seller shall be responsible for and pay any and all workers’ compensation and other similar statutory claims asserted by or with respect to any Business employees in respect of any injury or other compensable event or occupational illness or disease which occurred or is attributable to any event, state of facts or condition which existed or occurred in whole before the Closing. Buyer shall be responsible for and pay any and all workers’ compensation and other similar statutory claims asserted by or with respect to any Business employees hired by Buyer in respect of any injury or other compensable event or occupational illness or disease which occurred or is attributable to any event, state of facts or condition which existed or occurred in whole after the Closing. If any such injury or other compensable event or occupational illness or disease of a Business employee who is employed by Seller before the Closing and by Buyer after the Closing is attributable in part to causes occurring before the Closing and in part to causes after the Closing and is the basis of a workers’ compensation or other similar statutory claim, the liability for any such claims shall be shared by Seller and Buyer in the proportion of the periods of exposure in respect of the occupational illness or disease of such Business employee which occurred before the Closing and that which occurred after the Closing. Buyer’s obligations under this Section 11.3 shall not preclude Buyer’s right to indemnification under Article X for any breach of any representation or warranty made by Seller in this Agreement.

11.4 Seller’s 401K Plan. Promptly following Closing, Seller shall terminate Seller’s 401K plan (“Seller’s Plan”) and shall submit Seller’s Plan to the Internal Revenue Service for determination of its tax qualified status. Upon receipt by Seller of a favorable determination letter from the Internal Revenue Service, which Seller shall deliver to Buyer, participants in Seller’s Plan who are then Buyer’s employees will be eligible to roll over their distributions from Seller’s Plan into Buyer’s 401K plan.

ARTICLE XII

TAXES, FEES, ETC.

12.1 Proration of Taxes. Personal property taxes with respect to the Purchased Assets and real property taxes with respect to the Ramsey Facility shall be pro-rated to the Closing Date. Buyer shall timely pay the personal and real property taxes for which it is responsible and will collect from or refund to Seller, as the case may be, the amount by which the Estimated Property Tax Amount differs from the amount of property taxes properly allocated to Seller.

12.2 Transfer Taxes and Fees. Except as expressly provided otherwise herein, all sales and use taxes, recording taxes and fees, personal property title application fees, patent application and copyright registration fees and other such fees payable in connection with the sale, transfer and delivery of the Purchased Assets shall be borne by the party legally or customarily responsible for payment of such taxes and fees. Seller and Buyer will cooperate in good faith to lawfully minimize sales, transfer and similar taxes imposed on or with respect to the transactions contemplated by this Agreement.

ARTICLE XIII

TERMINATION

13.1 Right to Terminate. This Agreement may be terminated at any time before the Closing by prompt notice given in accordance with Section 14.2:

(a) by the mutual written consent of Buyer and Seller; or

(b) by Buyer or Seller if the Closing shall not have occurred at or before 11:59 p.m. on February 28, 2007.

13.2 Rights and Remedies. If this Agreement is terminated under Section 13.1, neither party shall have any claim against the other except if the circumstances giving rise to such termination were caused by the other party’s material breach of its obligations under this Agreement, in which event termination under Section 13.1 shall not be deemed or construed as limiting or denying any legal or equitable right or remedy of such party, and such party shall be entitled to recover, without limitation, its costs and expenses which are incurred in pursuing its rights and remedies (including reasonable attorneys’ fees).

ARTICLE XIV

MISCELLANEOUS

14.1 Expenses. Except as expressly provided otherwise herein, each party shall bear all expenses, costs and fees incurred by such party (including, without limitation, the fees of attorneys, accountants, investment bankers, management consultants, brokers and other advisors) in the preparation and execution of this Agreement and compliance herewith, whether or not the transactions contemplated hereby shall be consummated. The preceding sentence notwithstanding, Buyer shall be responsible for paying the fee of Bill Crowley with respect to the Transaction, but only if Closing occurs.

14.2 Notices. All notices required or permitted to be given hereunder shall be in writing and may be delivered by hand, by facsimile, by nationally recognized private courier, or by United States mail. Notices delivered by mail shall be deemed given seven business days after being deposited in the United States mail, postage prepaid, registered or certified mail. Notices delivered by hand, by facsimile, or by nationally recognized private courier shall be deemed given on the first business day following receipt; provided, however, that a notice delivered by facsimile shall only be effective if such notice is also delivered by hand, or deposited in the United States mail, postage prepaid, registered or certified mail, on or before two business days after its delivery by facsimile. All notices shall be addressed as follows:

If to Buyer:	Southern Graphic Systems, Inc.
626 West Main Street
Suite 500
Louisville, Kentucky 40202
Attention: President
Fax: (502) 634-5298

If to Seller:	Jackson Partners, Inc.
c/o C. Michael Jackson, Sr.
57 Chardavoyne Road
Warwick, New York 10990
Fax: (845) 258-1242

14.3 Successors; Benefit; Survival. This Agreement shall inure to the benefit of, and be binding on and enforceable against, the successors and assigns of the respective parties hereto. Nothing in this Agreement, express or implied, is intended to confer on any person other than the parties and their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, including, without limitation, any third party beneficiary rights. The provisions of Articles X, XI, XII, and XIV and the representations and warranties made, and the indemnification obligations undertaken, by Buyer and Seller in this Agreement shall survive the Closing.

14.4 Severability. The invalidity of any provision of this Agreement or portion of a provision shall not affect the validity of any other provision of this Agreement or the remaining portion of the applicable provision.

14.5 Waiver of Jury Trial. Each of the parties waives any rights to a jury trial in connection with any suit, action or proceeding seeking enforcement of such party’s rights under this Agreement.

14.6 Counterparts. This Agreement may be executed in any number of counterparts, which together shall constitute one and the same document.

14.7 Governing Law. The laws of the State of New Jersey, without reference to its principles of conflicts of laws, shall govern the validity, interpretation, construction and effect of this Agreement.

14.8 Headings. The headings in this Agreement are for convenience of reference only and shall not affect its interpretation or construction.

14.9 Entire Agreement; Amendment. This Agreement (including the Exhibits and Schedules hereto), as to its subject matter, exclusively and completely states the rights and duties of the parties, sets forth their entire understanding, and supersedes any prior understandings, agreements, promises, representations or warranties whether oral or written. It may be amended only by another written agreement duly executed by the parties.

14.10 Publicity. Neither Seller nor Buyer will issue or approve a news release or other public announcement concerning the Transaction without the prior approval of the other as to the contents of such announcement and its release, which approval will not be unreasonably withheld. Notwithstanding the preceding sentence, nothing contained in this Section shall prohibit Buyer and/or its parent, SGS International, Inc., from making all disclosures which may be required by stock exchange rules or federal or state securities laws.

14.11 Assignment. Neither Buyer nor Seller shall assign its rights and obligations under this Agreement without the other party’s prior written consent, which will not be unreasonably withheld; provided, that Buyer may assign its rights and/or obligations hereunder to an Affiliate without Seller’s prior consent.

14.12 Letter of Intent Terminated. The letter of intent dated November 9, 2006 among Messrs. Michael Jackson, Larry Nussbaum, Seller and Buyer shall be terminated effective as of the date of this Agreement and shall have no further force or effect.

14.13 Definitions. The following terms are defined in the following sections of this Agreement:

Defined Term	Where Found

Affiliate	10.2(a)
Arbitrating Accountant	3.4(b)
Assumed Contracts	2.1(a)
Assumed Liabilities	2.1
Business	Recitals
Buyer	Preamble
Buyer Indemnitees	10.2(b)
Buyer’s Ancillary Documents	5.2
Cash Purchase Price	3.1(a)
CERCLA	4.19(d)(v)
Closing	3.2
Closing Date	3.2
Closing Statement	3.3(a)
Consideration	3.1(b)
Containers	4.19(d)(i)
Contract Prepayments	1.2(e)
Customer Contracts	1.2(d)
Damages	10.2(b)
Designated Employees	11.2(a)
Dispute	3.4(a)(i) and (ii)
Dispute Notice	3.4(a)(i) and (ii)
Dispute Period	3.4(a)(i) and (ii)
EBITDA Holdback	3.1(a)(iii)
EBITDA Margin	3.1(a)(iii)
EBITDA Statement	3.3
Employee Arrangement	4.22(a)
Environmental Laws	4.19(d)(ii)
Environmental Permits	4.19(d)(iii)
Equipment	1.2(a)
Estimated Property Tax Amount	9.1(g)
Excluded Assets	1.3
Excluded Liabilities	2.2
Facility	4.19(d)(iv)
Financial Statements	4.14
GAAP	4.14
Guarantor	8.4(c)
Hazardous Materials	4.19(d)(v)
Intellectual Property	4.10(a)

Inventory	1.2(b)
Leased Employee Agreements	7.7(a)
Liens	1.1
Materials Inventory	3.1(b)
Materials Inventory Proceeds	10.7
Negotiating Period	3.4(b)
Non-Permitted Liens	4.8
Offsite Facility	4.19(d)(vi)
Other Contracts	1.2(k)
Outstanding Indemnity	10.2(f)
Permits	4.16
Permitted Liens	4.8
Purchased Assets	1.1
Ramsey Facility	1.2(i)
Ramsey Lease	1.2(i)
RCRA	4.19(d)(v)
Release	4.19(d)(vii)
Seller	Preamble
Seller Indemnitees	10.2(d)
Seller’s Ancillary Documents	4.2
Seller’s Receivables	10.7
Software Licenses	1.2(g)
Transaction	Recitals
WARN Act	2.2

[SIGNATURE PAGE FOLLOWS]

Each of the parties therefore has caused this Agreement to be executed by its duly authorized representative.

C. M. JACKSON ASSOCIATES INC.

By	/s/ Michael C. Jackson
Name:	Michael C. Jackson
Title:	President

SOUTHERN GRAPHIC SYSTEMS, INC.

By:	/s/ Henry R. Baughman
Name:	Henry R. Baughman
Title:	President and CEO

The undersigned have signed this Agreement in their individual capacities only for purposes of Section 14.12 and to acknowledge the forfeiture provisions set forth in Section 3.1(a).

/s/ Michael Jackson Sr.
Michael Jackson Sr.

/s/ Larry Nussbaum
Larry Nussbaum